Exhibit 10.36
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Las Vegas Sands Corp., a Nevada corporation (the “Company), and Kenneth J. Kay (the “Executive”) is made as of December 1, 2008 (the “Effective Date”).
     WHEREAS, the Company desires to employ the Executive under the terms of this Agreement, and the Executive desires to be employed by the Company subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows.
1.	Definitions.
1.1	“Affiliate” shall mean any parent, subsidiary or affiliated company of the Company.

1.2	“Applicable Period” shall mean 12 months following termination of employment.

1.3	“Base Salary” shall mean the salary provided for in Section 3 of this Agreement or any increased salary granted to the Executive pursuant to the provisions of Section 3.

1.4	“Cause” shall mean:
(a)	(i) conviction of a felony, misappropriation of any material funds or material property of the Company or any of its Affiliates, (ii) commission of fraud or embezzlement with respect to the Company or any of its Affiliates or (iii) any material act of dishonesty relating to the Executive’s employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its Affiliates;

(b)	use of alcohol or drugs that renders the Executive materially unable to perform the functions of his job or carry out his duties to the Company;

(c)	a material breach of this Agreement by the Executive;

(d)	committing any act or acts of serious and willful misconduct (including disclosure of Confidential Information) that is likely to cause a material adverse effect on the business of the Company or any of its Affiliates; or

(e)	the withdrawal with prejudice, denial, revocation or suspension of the License by the Nevada Gaming Authorities;
     provided that, with respect to (b), (c) or (e) above, the Company shall have first provided the Executive with written notice stating with specificity the acts, duties or directives the Executive has committed or failed to observe or perform, and the Executive shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6	“Confidential Information” shall mean all material private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company or its Affiliates, which information was learned or acquired by the Executive as a result of the employment relationship with the Company; provided, however, that “Confidential Information” shall not include information or data: (i) generally publicly known, (ii) learned by the Executive from third persons with a legal right to disclose such information or (iii) discovered by the Executive through means entirely independent from and in no way arising from the disclosure to the Executive by the Company.

1.7	“Disability” shall mean that the Executive shall, in the opinion of an independent physician selected by agreement between the Company and the Executive, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months.

1.8	“Term” shall mean the Initial Term together with any Renewal Term, as specified in Section 2.2.

1.9	“Option Shares” shall have the meaning set forth in Section 6.

1.10	“Trade Secrets” shall mean the Company’s and/or its Affiliates’ “trade secrets” as such term is defined in the Uniform Trade Secrets Act, as promulgated generally in the United States of America.
2.	Term, Positions and Duties.
2.1	Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term, in the position and with the duties and responsibilities set forth in Section 2.3 or in such other position as reasonably assigned by the President and Chief Operating Officer of the Company, and upon such other terms and conditions as are hereinafter stated.

2.2	Term. Subject to any early termination as provided in accordance with the terms of this Agreement, the term of employment shall be considered as commencing on the Effective Date of this Agreement and shall terminate at the close of business on December 31, 2011 (the “Initial Term”), and shall renew automatically thereafter for successive terms of one year each (each, a “Renewal Term”), unless, not later than 90 days prior to the expiration of the Initial Term or any Renewal Term, either Party shall provide written notice to the other Party of its or his desire not to extend the Initial Term or any Renewal Term.

2.3	Duties and Responsibilities. During the Term, the Executive shall be employed as “Chief Financial Officer” with the Company and shall report directly to the President and Chief Operating Officer. The Executive shall be responsible for and shall have such powers, duties and responsibilities as are generally associated with his offices, as the same may be modified and/or assigned to the Executive from time to time by the President and Chief Operating Officer, and subject to the supervision, direction and control of the President and Chief Operating Officer and the Board of Directors of the Company.

2.4	Licensing and Compliance Requirement. The Executive shall file an application to obtain a finding of suitability as an officer of the Company (the “License”) with the Nevada State Gaming Control Board and the Nevada Gaming Commission (collectively, the “Nevada Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission. The Executive agrees, at the Company’s sole cost and expense, to cooperate with the Nevada Gaming Authorities at all times, including but not limited to in connection with the processing of such application and any investigation thereof undertaken by the Nevada Gaming Authorities. In the event the Executive’s application to obtain a finding of suitability is rejected by the Nevada Gaming Authorities, this agreement shall automatically terminate within sixty (60) days from the date of such rejection. Such termination hereunder shall be considered a Termination Without Cause pursuant to the provisions of Section 8.2.

2.5	Performance. The Executive hereby accepts the employment described herein under the terms and conditions set forth in this Agreement. The Executive covenants and agrees that during the Term, he will faithfully and diligently perform the duties of his employment, devoting his full business and professional time, attention, energy, experience and ability to promote the business interests of the Company. The Executive further agrees that during the period of his employment with the Company, he will not engage in any other employment, occupation, consultation or business or professional pursuits whatsoever unless the Company’s President and Chief Operating Officer shall consent thereto in writing; provided, however, that the foregoing shall not preclude the Executive from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of the Executive’s duties under this Agreement.

2.6	Policies and Procedures. In addition to the terms herein, the Executive agrees to be bound by the Company’s policies and procedures as such may be amended by the Company from time to time. In the event the terms in this Agreement conflict with the Company’s policies and procedures, the terms herein shall take precedence.
3.	Base Salary. During the Term, the Executive shall be entitled to receive an annual base salary of Nine Hundred Thousand Dollars ($900,000) payable in equal bi-monthly installments or as otherwise in accordance with the regular payroll of the Company. The base salary as then in effect shall be increased effective January 1, 2010, and January 1, 2011, in each case by a minimum of four percent (4%).

4.	Intentionally Omitted.

5.	Annual Bonus. The Executive shall be eligible to receive an annual cash bonus. The amount and payment of any bonus shall be based on the achievement of performance objectives that shall be reasonably determined annually by the Company; provided, that the amount of any such bonus shall not be more than 100% of Base Salary per year absent a determination of unusual circumstances or exceptional performance, at the Company’s sole discretion. Additionally, the Executive shall not have any enforceable right to receive any bonus except for such bonuses as are formally approved by the Company. Any bonus payable pursuant to this Section 5 shall be paid by the end of the first calendar quarter of the year following the year to which the bonus relates. Upon termination of the Executive’s employment for any reason whatsoever, the Company shall have no obligation to pay the Executive any bonus, except to the extent provided elsewhere in this Agreement.

6.	Stock Options. The Executive shall be eligible to receive equity awards under the Company’s 2004 Equity Award Plan (the “Plan”). Management will recommend that the Compensation Committee of the Company’s Board of Directors, which administers the Plan, approve a one-time award of non-qualified options to purchase one hundred thousand (100,000) shares of the Company’s common stock (the “Option Shares”) to vest as follows:
•	one third of the Option Shares (33,333 shares) shall become vested and exercisable as follows: (i) 15% of such third of the Option Shares (5,000 shares) on the first anniversary of the Date of Grant; (ii) 22.5% of such third of the Option Shares (7,500 shares) on the second anniversary of the Date of Grant; (iii) 27.5% of such third of the Option Shares (9,166 shares) on the third anniversary of the Date of Grant; and (iv) 35% of such third of the Option Shares (11,667 shares) on the fourth anniversary of the Date of Grant;

•	one third of the Option Shares (33,333 shares) shall become vested and exercisable as follows: (i) 15% of such third of the Option Shares (5,000 shares) on the second anniversary of the Date of Grant; (ii) 22.5% of such third of the Option Shares (7,500 shares) on the third anniversary of the Date of Grant; (iii) 27.5% of such third of the Option Shares (9,166 shares) on the fourth anniversary of the Date of Grant; and (iv) 35% of such third of the Option Shares (11,667 shares) on the fifth anniversary of the Date of Grant; and

•	one third of the Option Shares (33,334 shares) shall become vested and exercisable as follows: (i) 15% of such third of the Option Shares (5,000 shares) on the third anniversary of the Date of Grant; (ii) 22.5% of such third of the Option Shares (7,500 shares) on the fourth anniversary of the Date of Grant; (iii) 27.5% of such third of the Option Shares (9,166 shares) on the fifth anniversary of the Date of Grant; and (iv) 35% of such third of the Option Shares (11,668 shares) on the sixth anniversary of the Date of Grant.
The exercise price of the Option Shares described above will be equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the Date of Grant (as defined in the Plan), and the Date of Grant will be the first day of January, 2009. The additional terms of any option award will be governed by the terms of an option agreement to be provided to Employee upon the grant of the options and the terms of the Plan.

Employee may become eligible to receive additional stock options or other equity based compensation in such amounts and upon such terms as the Company may decide in its own discretion, it being expressly understood and agreed that this paragraph does not create any obligation on the part of the Company to grant any such options or equity.
7.	Employment Benefit Programs.

7.1	Benefit Plans. During the Term, the Executive shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company during the Term hereof for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation. In addition to the foregoing, the Executive shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives, including without limitation, any nonqualified supplemental executive retirement plan or deferred compensation plan.

7.2	Permitted Leave. The Executive shall be entitled to vacations and holidays as provided in the Company’s vacation, holiday or flex day policies as in effect from time to time, but no less than the following: four (4) weeks of paid vacation leave per year at such times as may be requested by the Executive and approved by the Company. No more than three (3) weeks of vacation shall be taken consecutively. Up to two (2) weeks of vacation may be carried over to the following year (but not to the next). The Executive shall also be entitled to the same sick time, leaves of absence, and other time-off to which all other employees of the Company are entitled, and in accordance with the rules and regulations applicable to all other employees of the Company.
8.	Termination.
8.1	Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause after the applicable cure period, the Executive shall be entitled to:
(a)	Base Salary at the rate in effect at the time of the termination through the date of termination of employment;

(b)	Reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

(c)	Such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
The exercise and termination of the Executive’s stock options referred to in Section 6 and any other option grants to the Executive awarded pursuant to option agreements that are dated during the Term (and any extensions of the Term) shall be governed by the Plan and the Executive’s option agreements issued pursuant to the Plan.
8.2	Termination by the Company Without Cause or By the Executive for Good Reason. In the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Executive shall thereupon be entitled to:
(a)	Continuation of the Base Salary, payable in bi-monthly installments or otherwise in accord with the Company’s policies and procedures, for the Applicable Period (the “Salary Continuation”) in addition to the payment of the pro-rated portion of the Annual Bonus Employee would have earned during the year this Agreement was terminated; provided, however, that if the Executive obtains replacement employment whether as an employee or as a consultant and compensation is earned or accrued within the Applicable Period (“Offsetting Compensation”), the Salary Continuation shall be reduced by the amount of the Offsetting Compensation; provided, further, that in the event the Executive terminates his employment for Good Reason pursuant to Section 8.3(1)(b) of this Agreement, (i) the Applicable Period shall be deemed to be equal to 12 months following termination of employment and (ii) the Salary Continuation shall not be reduced by any Offsetting Compensation .

(b)	Reimbursement for reasonable expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company.

(c)	Continued participation in the health and welfare benefit plans of the Company described in Section 7.1 for the Executive and his spouse and dependents, if any, during the Applicable Period; provided, however, that in the event the Executive terminates his employment for Good Reason pursuant to Section 8.3(1)(b) of this Agreement, (i) the Applicable Period shall be deemed to be equal to 12 months following termination of employment and (ii) the Salary Continuation shall not be reduced by any Offsetting Compensation.
The exercise and termination of the Executive’s stock options referred to in Section 6 and any other option grants awarded to the Executive pursuant to option agreements that are dated during the Term (and any extensions of the Term) shall be governed by the Plan and the Executive’s option agreements issued pursuant to the Plan.

Notwithstanding anything in this Section 8.2 to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payment described in this Section 8.2 that is “deferred compensation” subject to Section 409A of the Code and the regulations and guidance issued thereunder (“Section 409A”) shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the

Executive’s date of death. In such event, all payments subject to the six (6) month delay will be paid in a single lump sum on the earliest permissible payment date.
8.3	Termination By the Executive For Good Reason. The Executive may terminate this Agreement and his employment hereunder during the Term for Good Reason (as such term is defined below), on the terms and in the manner set forth in this Agreement.
(1)	“Good Reason” shall mean any of the following:
(a) (i) a material breach of this Agreement by the Company; (ii) a reduction in the Executive’s Base Salary; or (iii) a material change in the duties and responsibilities of office that would cause the Executive’s position to have less dignity, importance or scope than intended at the Effective Date as set forth herein; provided, however, that “Good Reason” shall not be deemed to occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, so long as the Executive’s duties and responsibilities of office are not materially changed as they relate solely to the Company;
(b) The Executive discovers or the Company announces a “change of control”, which, for purposes of this Agreement, is defined as Sheldon G. Adelson and the estate planning trusts of Sheldon G. Adelson currently identified in the most recent filing with the Securities and Exchange Commission (“SEC”) (including any amendments, revisions, conversions, substitutions or otherwise of such trusts) control less than 50% of the voting equity of the Company; provided that a “change of control” ceases to constitute Good Reason unless the Executive gives notice to the Company that he is terminating his employment with the Company due to the “change of control” within 30 days after the first filing is made with the Securities and Exchange Commission by which the fact of such “change of control” could be determined. For purpose of the preceding sentence, the Executive shall be considered to have determined the existence of a “change of control” on the date of the SEC filing if the filing announces a transaction that has occurred or on the date that a prospective transaction closes.
(2)	If the Executive determines that Good Reason exists for termination of this Agreement and his employment with the Company for any of the reasons described in Section 8.3(1)(a) above, the Executive shall provide the Company with written notice of his intention to terminate his employment. Such notice shall include a reasonably detailed description of the alleged grounds for termination. The Company shall have 30 business days from the date of its receipt of such notice within which to cure the alleged grounds for termination.
8.4	Intentionally Omitted.

8.5	Termination due to the Executive’s Death or Disability.
(a) Death. In the case of a termination of this Agreement and the Executive’s employment hereunder due to the Executive’s death, the Executive’s estate shall be entitled to receive:
(i) Continuation of the Base Salary payable in bi-monthly installments or otherwise in accord with the Company’s policies and procedures for 12 months following termination of employment.
(ii) Reimbursement for reasonable expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company.
(iii) Continued vesting of all stock option awards in accordance with their terms for 12 months following termination of employment so that all such awards continue to vest as if the Executive had remained employed by the Company during the 12 month period following termination of employment.
(iv) Continued participation in the health and welfare benefit plans of the Company described in Section 7.1 for the Executive and his spouse and dependents, if any, during the 12 month period following termination of employment.
(b) Disability. In the case of a termination of this Agreement and the Executive’s employment hereunder due to the Executive’s Disability, the Executive shall be entitled to receive:
(i) Continuation of the Base Salary payable in bi-monthly installments or otherwise in accord with the Company’s policies and procedures for 12 months following termination of employment.
(ii) Reimbursement for reasonable expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company.
(iii) Continued vesting of all stock option awards in accordance with their terms for 12 months following termination of employment so that all such awards continue to vest as if the Executive had remained employed by the Company during the 12 month period following termination of employment.
(iv) Continued participation in the health and welfare benefit plans of the Company described in Section 7.1 for the Executive and his spouse and dependents, if any, during the 12 month period following termination of employment.
     (v) Notwithstanding anything in this Section 8.5(b) to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Executive is not

“disabled” within the meaning of Section 409A(a)(2)(C), no payment described in this Section 8.5(b) that is “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. In such event, all payments subject to the six (6) month delay will be paid in a single lump sum on the earliest permissible payment date.
8.6	Health and Welfare Benefit Equivalents. To the extent that the health and welfare benefits provided for in Section 8 are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for the Executive and/or his spouse and dependents, if any, under COBRA), the Company shall pay to the Executive or his estate, as applicable, such amount as is necessary to provide the Executive and/or his spouse and dependents, if any, after tax, with an amount equal to the cost of acquiring, for the Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to the Executive and his spouse and dependents, if any, as a result of the Executive’s termination.

8.7	Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section 8 are conditional upon and subject to the Executive’s execution, within 60 days following termination of his employment, of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), of all claims the Executive may have against the Company, its Affiliates and their respective directors, officers and employees, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.
9.	Restrictive Covenant and Covenants not to Engage in Certain Other Acts.
9.1	Restrictive Covenant. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and Affiliates and accordingly agrees as follows:
(a) During the Term and for a period equal to one (1) year from the date of termination of employment, the Executive shall not, directly, either as principal, employee, partner, officer or director, own, manage, operate, control or otherwise engage in, any casino hotel in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China or the Republic of Singapore, (iii) Bethlehem, Pennsylvania or (iv) any other location in which the Company or any of its Affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of the Executive’s termination.
9.2	Non-solicitation. In addition to, and not in limitation of, the provisions of Section 9.1, the Executive agrees, for the benefit of the Company and its Affiliates, that during the Term and for the period commencing on the date of the

Executive’s termination and ending on the second anniversary of such date of termination, the Executive shall not, directly, either as principal, employee, partner, officer or director, on behalf of the Executive or any other person or entity other than the Company or its Affiliates, (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of the Executive’s employment with the Company was, an employee or agent of, or consultant to, the Company or any of its Affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of the Executive’s employment with the Company was, an employee, agent of or consultant to the Company or any of its Affiliates.
9.3	General. The Executive understands that the provisions of this Section 9 may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its Affiliates, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in this Section 9. In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 9 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

In the event that the Executive violates any of the restrictive covenants set forth in Sections 9.1 or 9.2, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of the Company’s common stock and other unvested equity awards granted to the Executive shall be automatically forfeited effective as of the date on which such violation first occurs.

9.4	Waiver. Notwithstanding anything to the contrary in this Section 9, in the event of a termination by the Company without Cause or by the Executive for Good Reason, and the Executive waives all right to payments and other compensation under this Agreement with respect to the Salary Continuation or any part of thereof, then the restrictive covenant of this Section 9 shall be inapplicable to the Executive with respect to the period for which compensation is so waived.
9.5	Survival. The Executive agrees that the provisions of this Section 9 shall survive the termination of this Agreement and the termination of the Executive’s employment, provided that the restrictive covenants in this Section 9 shall not apply to termination of employment due to expiration of the Term in Section 2.2.

9.6	Covenants to Protect Confidential Information:
(a)	Non-Disclosure. Both during and after the employment, the Executive agrees to hold confidential all Confidential Information learned or acquired by the Executive and will take all action necessary to preserve that confidentiality. The Executive represents and covenants that the Executive shall treat any Confidential Information disclosed to, or learned by, the Executive as fiduciary agent of the Company, recognizing that the Company only made the Confidential Information accessible to the Executive by reason of the special trust and confidence which the Company placed in the Executive. The Executive shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s or any of its Affiliates’ Trade Secrets to any person except directors, officers and executives of the Company that in the Executive’s actual and reasonable knowledge are entitled and authorized to view such Trade Secrets and who need to know such Trade Secrets in order to conduct bona fide activities on behalf of the Company.

(b)	Without the prior written approval of duly authorized representatives of the Company or any of its Affiliates, which the Company or any of its Affiliates may in their discretion withhold, the Executive agrees that, during the term of this Agreement or at any time thereafter, the Executive shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional.

(c)	Security Measures. While in possession or control of Confidential Information, or any media embodying same, the Executive shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from persons not otherwise authorized to view the Confidential Information.

(d)	Forced Disclosure. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Executive shall provide an officer of the Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.
(e)	Ownership. Notwithstanding any other provision of this Agreement, the Executive hereby acknowledges that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information.

(f)	Return of Materials. When the Executive’s employment with the Company ends, the Executive shall return to the Company all content, in whatever media, owned by the Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material. The Executive shall also return any keys, access cards, cell phones, computers, identification cards and other property and equipment belonging to the Company and/or its Affiliates. All data and information stored on or transmitted using the Company owned or leased equipment is the property of the Company.
9.7	Cooperation. At any time following the effective date of termination of this Agreement, the Executive shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which the Executive was involved during his employment by the Company. The Company shall reimburse the Executive for reasonable costs, fees and expenses, if any, incurred in providing such assistance.
10.	Equitable Relief. The Executive acknowledges that the breach of Section 9 of this Agreement by the Executive will cause irreparable injury to the Company and/or its Affiliates which could not be adequately compensated in money damages and shall entitle the Company and/or its Affiliates to all equitable remedies, including without limitation injunctive relief, specific performance and restraining orders. Equitable relief shall be in addition to all other remedies available to the Company.

11.	Acknowledgement.
11.1	The Executive certifies that the Executive has fully read and understands the terms, nature and effect of this Agreement. In executing this Agreement, the Executive does not rely on any inducements, promises or representations by the Company or any person other than the terms and conditions of this Agreement.

11.2	The Executive warrants and represents that the Executive does not know of any restriction or agreement to which the Executive is bound which arguably conflicts with the execution of this Agreement or the employment hereunder.
12.	Controlled Substance and Alcohol Screening. Throughout the term of this Agreement, the Executive must abide by the Company’s controlled substance and alcohol policy as adopted from time to time. The Executive acknowledges and agrees that these policies may include requirements that the Executive submit to testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with the Company’s controlled substance or alcohol policies.

12.1	The Executive agrees that failure to consent or cooperate in testing for controlled substances or alcohol or positive results from such testing may be the subject of disciplinary action up to and including termination.

12.2	The Executive agrees that testing for controlled substance or alcohol may include taking and testing of the Executive’s urine, blood or hair.

12.3	The Executive shall hold the Company and its Affiliates and each of their respective officers, directors, employees, agents and shareholders harmless from any and all claims, demands or liability arising from testing for controlled substances or alcohol and from any disciplinary action resulting from such proposed or actual testing.
13.	Intentionally Omitted.

14.	Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

15.	Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Parties may be assigned except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company may also assign this Agreement to an Affiliate at its sole discretion.

16.	Amendment. No provision in this Agreement may be amended, changed or modified unless such amendment, change or modification is agreed to in writing.

17.	Construction. The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any Party. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

18.	Waiver. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No provision in this Agreement may be waived unless such waiver is agreed to in writing.

19.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

a)	The validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

b)	To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.
20.	Notices. All notices, consents, or other communications provided for hereunder, including without limitation notices of default, termination of this Agreement and readiness for inspection of portions of the employment, shall be deemed effective (i) on the date when hand-delivered; (ii) on the date when forwarded by confirmed facsimile transmission; or (iii) upon receipt of certified mail, return receipt requested and postage prepaid. All notices shall be addressed to the Parties at their respective addresses set forth below:

As to the Company:	Las Vegas Sands Corp.
Attn: Chief Executive Officer
3355 Las Vegas Boulevard South
Las Vegas, NV 89109

With copy to:	Las Vegas Sands Corp.
Attn: Office of the General Counsel
3355 Las Vegas Boulevard South
Las Vegas, NV 89109

As to the Executive:	Kenneth J. Kay
c/o Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, NV 89109

With copy to:	Kenneth J. Kay
at the last known address in the Company’s records
21. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws, which could cause the application of the law of any other jurisdiction.
22. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

23.	Dispute Resolution.
(a) Any controversy or claim arising out of or related to any provision of this Agreement other than Section 9 shall be settled by final, binding and non-appealable arbitration in Las Vegas, Nevada. Subject to the following provisions, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) then in effect. The arbitration shall be conducted by a panel of three arbitrators. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be selected from a list of seven arbitrators selected by the AAA, each of whom shall be experienced in the resolution of disputes under employment agreements for executive officers of major corporations. From the list of seven arbitrators selected by the AAA, one arbitrator shall be selected by each Party striking in turn with the Party to strike first being chosen by a coin toss. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the AAA and the arbitrators (if applicable).
(b) If the Executive prevails on any material issue which is the subject of an arbitration or litigation, as applicable, the Company shall reimburse one hundred percent (100%) of the Executive’s reasonable legal fees and expenses. Otherwise, subject to Section 23(a), each Party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation, as applicable (including reasonable attorneys’ fees and expenses).
(c) The arbitrators shall render an award and written opinion explaining the award.
(d) The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the Parties. The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.
(e) In the event of litigation to secure provisional relief, or to enforce, confirm or review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties. Each Party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any Party is required to keep confidential pursuant to this Agreement or any other agreement involving the Parties. To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the Parties.
(f) In the event of a dispute subject to this Section 23, the Parties shall be entitled to reasonable, but expedited discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrators. Any discovery agreed upon or authorized by the arbitrators shall be concluded prior to the date set for the hearing. In the event of a conflict between the applicable rules of the AAA and the procedures set forth in this Section 23, the provisions of this Section 23 shall govern.
24.	Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties and signed the same signature page.

27.	Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Parties agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, interest or penalties under Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes, interest or penalties. For purposes of Section 409A, each of the payments that may be made under Section 8 are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).
     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first set forth above.

LAS VEGAS SANDS CORP.:		EXECUTIVE:

By:	/s/ William P. Weidner	By:	/s/ Kenneth J. Kay

Name:	William P. Weidner	Kenneth J. Kay
Title:	President and COO